Exhibit 99.1

News Release

Abbott Reports First-Quarter 2019 Results

•                 Sales and EPS growth exceed guidance; projects strong full-year outlook

•                 Long-term growth drivers — including FreeStyle Libre, MitraClip and Alinity — achieved strong double-digit growth

•                 Reported sales growth of 2.0 percent; organic sales growth of 7.1 percent, above previous guidance

•                 GAAP diluted EPS from continuing operations of $0.38; adjusted diluted EPS from continuing operations of $0.63, above previous guidance range

ABBOTT PARK, Ill., April 17, 2019 — Abbott today announced financial results for the first quarter ended March 31, 2019.

•                  First-quarter worldwide sales of $7.5 billion increased 2.0 percent on a reported basis and 7.1 percent on an organic* basis.

•                  Reported diluted EPS from continuing operations under GAAP was $0.38 in the first quarter.

•                  Adjusted diluted EPS from continuing operations, which excludes specified items, was $0.63, above the previous guidance range.

•                  Abbott projects full-year 2019 diluted EPS from continuing operations on a GAAP basis of $1.95 to $2.05. Projected full-year adjusted diluted EPS from continuing operations remains unchanged at $3.15 to $3.25, reflecting double-digit growth at the mid-point.

•                  During the quarter, Abbott received U.S. FDA approval for a new, expanded indication for its market-leading MitraClip® device to treat clinically significant secondary mitral regurgitation, a leaky heart valve resulting from advanced heart failure.

•                  In January, Abbott announced U.S. FDA approval of its TactiCath® Contact Force Ablation Catheter, Sensor Enabled TM, which is designed to help physicians accurately and effectively treat atrial fibrillation, a form of irregular heartbeat.

•                  In March, Abbott obtained CE Mark for its Alinity® m (molecular) diagnostics system and testing assays, providing market-leading speed and accuracy to help laboratories meet the growing demand for infectious disease testing.

“We’re right on track with our expectations to start the year,” said Miles D. White, chairman and chief executive officer, Abbott. “All of our key long-term growth drivers are performing well and we’re targeting another year of strong sales and earnings growth.”

* See note on organic growth on the next page.

—more—

FIRST-QUARTER BUSINESS OVERVIEW

Note: Management believes that measuring sales growth rates on an organic basis is an appropriate way for investors to best understand the underlying performance of the business.

Organic sales growth:

•                  Excludes the prior year first-quarter results for a non-core business within U.S. Adult Nutrition, which was discontinued during the third quarter 2018; and

•                  Excludes the impact of foreign exchange.

Following are sales by business segment and commentary for the first quarter:

Total Company

($ in millions)

				% Change vs. 1Q18
	Sales 1Q19			Reported			Organic
	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total
Total *	2,754	4,781	7,535	2.9	1.4	2.0	3.6	9.0	7.1
Nutrition	747	1,045	1,792	(1.5)	4.7	2.0	0.8	11.1	6.7
Diagnostics	724	1,117	1,841	3.3	(1.7)	0.2	3.3	5.1	4.4
Established Pharmaceuticals	—	992	992	n/a	(4.9)	(4.9)	n/a	5.4	5.4
Medical Devices	1,275	1,620	2,895	5.5	5.5	5.5	5.5	12.6	9.5

* Total Q1 2019 Abbott sales from continuing operations include Other Sales of $15 million.

n/a = Not Applicable.

Note: In order to compute results excluding the impact of exchange rates, current year U.S. dollar sales are multiplied or divided, as appropriate, by the current year average foreign exchange rates and then those amounts are multiplied or divided, as appropriate, by the prior year average foreign exchange rates.

First-quarter 2019 worldwide sales of $7.5 billion increased 2.0 percent on a reported basis. On an organic basis, worldwide sales increased 7.1 percent. Refer to page 13 for a reconciliation of adjusted historical revenue.

Nutrition

($ in millions)

				% Change vs. 1Q18
	Sales 1Q19			Reported			Organic
	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total
Total	747	1,045	1,792	(1.5)	4.7	2.0	0.8	11.1	6.7
Pediatric	453	576	1,029	1.2	5.4	3.5	1.2	11.2	6.7
Adult	294	469	763	(5.5)	3.9	0.1	0.2	11.1	6.8

Worldwide Nutrition sales increased 2.0 percent on a reported basis in the first quarter. On an organic basis, sales increased 6.7 percent. Refer to page 13 for a reconciliation of adjusted historical revenue.

Worldwide Pediatric Nutrition sales increased 3.5 percent on a reported basis in the first quarter, including an unfavorable 3.2 percent effect of foreign exchange, and increased 6.7 percent on an organic basis. International Pediatric Nutrition sales increased 5.4 percent on a reported basis and 11.2 percent on an organic basis in the first quarter. Sales performance in the quarter was led by strong growth in Asia and Latin America, including broad-based growth across Abbott’s portfolio of infant and toddler brands.

Worldwide Adult Nutrition sales increased 0.1 percent on a reported basis in the first quarter, and increased 6.8 percent on an organic basis. International Adult Nutrition sales increased 3.9 percent on a reported basis and 11.1 percent on an organic basis in the first quarter. Sales performance in the quarter was led by strong growth of Ensure®, Abbott’s market-leading complete and balanced nutrition brand, and Glucerna®, Abbott’s market-leading diabetes-specific nutrition brand.

Diagnostics

($ in millions)

				% Change vs. 1Q18
	Sales 1Q19			Reported			Organic
	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total
Total	724	1,117	1,841	3.3	(1.7)	0.2	3.3	5.1	4.4
Core Laboratory	249	812	1,061	9.3	2.7	4.1	9.3	10.0	9.9
Molecular	40	68	108	4.2	(14.5)	(8.4)	4.2	(9.7)	(5.1)
Point of Care	109	26	135	(1.7)	(16.0)	(4.8)	(1.7)	(13.1)	(4.2)
Rapid Diagnostics	326	211	537	0.6	(10.3)	(4.0)	0.6	(4.2)	(1.4)

Worldwide Diagnostics sales increased 0.2 percent on a reported basis in the first quarter, including an unfavorable 4.2 percent effect of foreign exchange, and increased 4.4 percent on an organic basis.

Core Laboratory Diagnostics sales increased 4.1 percent on a reported basis and 9.9 percent on an organic basis in the first quarter. Sales performance in the quarter was led by above-market growth in the U.S. and internationally, where Abbott is achieving continued strong adoption of its Alinity family of innovative and highly differentiated diagnostic instruments.

Molecular Diagnostics sales decreased 8.4 percent on a reported basis in the first quarter, including an unfavorable 3.3 percent effect of foreign exchange, and decreased 5.1 percent on an organic basis. International sales growth in Molecular and Rapid Diagnostics was negatively impacted in the quarter by certain non-governmental organization (NGO) purchasing patterns in Africa. During the quarter, Abbott obtained CE Mark for its Alinity m (molecular) diagnostics system and several testing assays, providing market-leading speed and accuracy to help laboratories meet the growing demand for infectious disease testing.

Point of Care Diagnostics sales decreased 4.8 percent on a reported basis in the first quarter, including an unfavorable 0.6 percent effect of foreign exchange, and decreased 4.2 percent on an organic basis.

Rapid Diagnostics sales decreased 4.0 percent on a reported basis in the first quarter, including an unfavorable 2.6 percent effect of foreign exchange, and decreased 1.4 percent on an organic basis. Strong sales growth in several areas of the business, including cardio-metabolic testing and Abbott’s ID-NOW TM infectious disease testing platform, was offset by a difficult comparison versus the first-quarter of 2018 when sales were abnormally high due to a strong flu season.

Established Pharmaceuticals

($ in millions)

				% Change vs. 1Q18
	Sales 1Q19			Reported			Organic
	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total
Total	—	992	992	n/a	(4.9)	(4.9)	n/a	5.4	5.4
Key Emerging Markets	—	752	752	n/a	(5.2)	(5.2)	n/a	7.3	7.3
Other	—	240	240	n/a	(4.2)	(4.2)	n/a	(0.9)	(0.9)

Established Pharmaceuticals sales decreased 4.9 percent on a reported basis in the first quarter, including an unfavorable 10.3 percent effect of foreign exchange, and increased 5.4 percent on an organic basis.

Key Emerging Markets include India, Brazil, Russia and China along with several additional emerging countries that represent the most attractive long-term growth opportunities for Abbott’s branded generics product portfolio. Sales in these geographies decreased 5.2 percent on a reported basis in the first quarter, including an unfavorable 12.5 percent effect of foreign exchange, and increased 7.3 percent on an organic basis led by growth in several markets.

Other sales decreased 4.2 percent on a reported basis in the first quarter, including an unfavorable 3.3 percent effect of foreign exchange, and decreased 0.9 percent on an organic basis. As expected, Other sales growth was negatively impacted in the quarter by the recent discontinuation of a non-core, low-margin supply agreement.

Medical Devices

($ in millions)

				% Change vs. 1Q18
	Sales 1Q19			Reported			Organic
	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total
Total	1,275	1,620	2,895	5.5	5.5	5.5	5.5	12.6	9.5
Cardiovascular and Neuromodulation	1,123	1,206	2,329	0.1	0.4	0.2	0.1	6.9	3.6
Rhythm Management	233	257	490	(11.6)	(5.5)	(8.5)	(11.6)	1.0	(5.2)
Electrophysiology	193	236	429	5.7	13.3	9.8	5.7	19.5	13.1
Heart Failure	143	41	184	26.1	5.7	20.9	26.1	12.4	22.6
Vascular	266	443	709	(6.9)	(2.3)	(4.1)	(6.9)	3.7	(0.4)
Structural Heart	136	188	324	24.8	1.8	10.3	24.8	9.3	15.0
Neuromodulation	152	41	193	(9.6)	(6.1)	(8.9)	(9.6)	2.1	(7.1)
Diabetes Care	152	414	566	76.5	23.7	34.4	76.5	33.1	42.0

Vascular Product Lines:
Coronary and Endovascular a)	235	440	675	(2.7)	(2.1)	(2.3)	(2.7)	3.8	1.6

a)             Includes drug-eluting stents, balloon catheters, guidewires, vascular imaging/diagnostics products, vessel closure, carotid and other coronary and peripheral products.

Worldwide Medical Devices sales increased 5.5 percent on a reported basis in the first quarter and increased 9.5 percent on an organic basis, led by double-digit growth in Electrophysiology, Heart Failure, Structural Heart and Diabetes Care.

In Electrophysiology, in January, Abbott announced U.S. FDA approval of its TactiCath Contact Force Ablation Catheter, Sensor Enabled, which is designed to help physicians accurately and effectively treat atrial fibrillation, a form of irregular heartbeat.

In Heart Failure, growth was driven by rapid U.S. market adoption of Abbott’s HeartMate 3® left ventricular assist device following FDA approval as a destination (long-term use) therapy in late-2018. In March, Abbott announced data from its MOMENTUM 3 clinical study, the largest randomized controlled trial to assess outcomes in patients receiving a heart pump to treat advanced heart failure, which demonstrated HeartMate 3 improved survival and clinical outcomes in this patient population.

Growth in Structural Heart was broad-based across several areas of the business, including MitraClip, Abbott’s market-leading device for the minimally invasive treatment of mitral regurgitation (MR), a leaky heart valve. During the quarter, Abbott received U.S. FDA approval for a new, expanded indication for MitraClip to treat clinically significant secondary MR as a result of underlying heart failure. This new indication significantly expands the number of people with MR that can be treated with the MitraClip device.

In Diabetes Care, sales increased 34.4 percent on a reported basis and 42.0 percent on an organic basis in the first quarter. Sales growth in the quarter was led by FreeStyle® Libre®, Abbott’s revolutionary continuous glucose monitoring system, with worldwide sales of $379 million, an increase of 70.2 percent on a reported basis and 80.1 percent on an organic basis versus the prior year. During the quarter, Abbott released real-world data from nearly 500,000 users that shows higher rates of scanning with its FreeStyle Libre system improves glucose control for people living with diabetes.

ABBOTT’S EARNINGS-PER-SHARE GUIDANCE

Abbott projects 2019 diluted earnings per share from continuing operations under Generally Accepted Accounting Principles (GAAP) of $1.95 to $2.05. Abbott forecasts net specified items for the full year 2019 of $1.20 per share. Specified items include intangible amortization expense, acquisition-related expenses, charges associated with cost reduction initiatives and other expenses. Excluding specified items, projected adjusted diluted earnings per share from continuing operations would be $3.15 to $3.25 for the full year 2019.

Abbott is issuing second-quarter 2019 guidance for diluted earnings per share from continuing operations under GAAP of $0.47 to $0.49. Abbott forecasts specified items for the second quarter 2019 of $0.32 per share primarily related to intangible amortization, acquisition-related expenses, cost reduction initiatives and other expenses. Excluding specified items, projected adjusted diluted earnings per share from continuing operations would be $0.79 to $0.81 for the second quarter.

ABBOTT DECLARES 381ST CONSECUTIVE QUARTERLY DIVIDEND

On Feb. 22, 2019, the board of directors of Abbott declared the company’s quarterly dividend of $0.32 per share. Abbott’s cash dividend is payable May 15, 2019, to shareholders of record at the close of business on April 15, 2019.

Abbott has increased its dividend payout for 47 consecutive years and is a member of the S&P 500 Dividend Aristocrats Index, which tracks companies that have annually increased their dividend for at least 25 consecutive years.

About Abbott:

Abbott is a global healthcare leader that helps people live more fully at all stages of life. Our portfolio of life-changing technologies spans the spectrum of healthcare, with leading businesses and products in diagnostics, medical devices, nutritionals and branded generic medicines. Our 103,000 colleagues serve people in more than 160 countries.

Connect with us at www.abbott.com, on LinkedIn at www.linkedin.com/company/abbott-/, on Facebook at www.facebook.com/Abbott and on Twitter @AbbottNews and @AbbottGlobal.

Abbott will webcast its live first-quarter earnings conference call through its Investor Relations website at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the webcast will be available later that day.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors’’ to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2018, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Abbott Financial:

Scott Leinenweber, 224-668-0791

Michael Comilla, 224-668-1872

Lukas Szot, 224-667-2299

Abbott Media:

Darcy Ross, 224-667-3655

Elissa Maurer, 224-668-3309

Abbott Laboratories and Subsidiaries

Condensed Consolidated Statement of Earnings

First Quarter Ended March 31, 2019 and 2018

(in millions, except per share data)

(unaudited)

	1Q19	1Q18	% Change
Net Sales	$7,535	$7,390	2.0

Cost of products sold, excluding amortization expense	3,160	3,067	3.0
Amortization of intangible assets	486	584	(16.8)
Research and development	672	589	14.2	1)
Selling, general, and administrative	2,478	2,542	(2.6)
Total Operating Cost and Expenses	6,796	6,782	0.2

Operating earnings	739	608	21.6

Interest expense, net	148	199	(26.2)
Net foreign exchange (gain) loss	6	(3)	n/m
Debt extinguishment costs	—	14	n/m
Other (income) expense, net	(47)	(33)	38.0
Earnings from Continuing Operations before taxes	632	431	46.8

Tax expense (benefit) on Earnings from Continuing Operations	(40)	22	n/m	2)
Earnings from Continuing Operations	672	409	64.3

Earnings from Discontinued Operations, net of taxes	—	9	n/m

Net Earnings	$672	$418	60.8

Earnings from Continuing Operations, excluding Specified Items, as described below	$1,126	$1,050	7.2	3)

Diluted Earnings per Common Share from:

Continuing Operations	$0.38	$0.23	65.2

Discontinued Operations	—	—	n/m

Total	$0.38	$0.23	65.2

Diluted Earnings per Common Share from Continuing Operations, excluding Specified Items, as described below	$0.63	$0.59	6.8	3)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options	1,777	1,765

NOTES:

See tables on page 11 for an explanation of certain non-GAAP financial information.

n/m = Percent change is not meaningful.

See footnotes on the following page.

1)             In the first quarter of 2019, in conjunction with the acquisition of Cephea Valve Technologies, Inc., Abbott acquired an R&D asset valued at $102 million, which was immediately expensed.

2)             2019 Tax expense on Earnings from Continuing Operations includes the impact of a $78 million reduction of the transition tax associated with the Tax Cuts and Jobs Act (TCJA) and approximately $65 million in excess tax benefits associated with share-based compensation.

2018 Tax expense on Earnings from Continuing Operations includes the impact of approximately $65 million in excess tax benefits associated with share-based compensation.

3)             2019 Net Earnings and Diluted Earnings per Common Share from Continuing Operations, excluding Specified Items, excludes net after-tax charges of $454 million, or $0.25 per share, for intangible amortization expense and other expenses primarily associated with acquisitions and restructuring actions.

2018 Net Earnings and Diluted Earnings per Common Share from Continuing Operations, excluding Specified Items, excludes net after-tax charges of $641 million, or $0.36 per share, for intangible amortization expense and other expenses primarily associated with acquisitions and restructuring actions.

Abbott Laboratories and Subsidiaries

Non-GAAP Reconciliation of Financial Information From Continuing Operations

First Quarter Ended March 31, 2019 and 2018

(in millions, except per share data)

(unaudited)

	1Q19
	As Reported (GAAP)	Specified Items	As Adjusted	% to Sales

Intangible Amortization	$486	$(486)	—
Gross Margin	3,889	527	$4,416	58.6%
R&D	672	(115)	557	7.4%
SG&A	2,478	(45)	2,433	32.3%
Other (income) expense, net	(47)	(13)	(60)
Earnings from Continuing Operations before taxes	632	700	1,332
Tax expense (benefit) on Earnings from Continuing Operations	(40)	246	206
Earnings from Continuing Operations	672	454	1,126
Diluted Earnings per Share from Continuing Operations	$0.38	$0.25	$0.63

Specified items reflect intangible amortization expense of $486 million and other expenses of $214 million, primarily associated with acquisitions, restructuring actions and other expenses. See page 14 for additional details regarding specified items.

	1Q18
	As Reported (GAAP)	Specified Items	As Adjusted	% to Sales

Intangible Amortization	$584	$(584)	—
Gross Margin	3,739	647	$4,386	59.3%
R&D	589	(43)	546	7.4%
SG&A	2,542	(90)	2,452	33.2%
Net foreign exchange (gain) loss	(3)	(1)	(4)
Debt extinguishment costs	14	(14)	—
Other (income) expense, net	(33)	(2)	(35)
Earnings from Continuing Operations before taxes	431	797	1,228
Tax expense on Earnings from Continuing Operations	22	156	178
Earnings from Continuing Operations	409	641	1,050
Diluted Earnings per Share from Continuing Operations	$0.23	$0.36	$0.59

Specified items reflect intangible amortization expense of $584 million and other expenses of $213 million, primarily associated with acquisitions, restructuring actions and other expenses. See page 15 for additional details regarding specified items.

A reconciliation of the first-quarter tax rates for continuing operations for 2019 and 2018 is shown below:

	1Q19
($ in millions)	Pre-Tax Income	Taxes on Earnings	Tax Rate
As reported (GAAP)	$632	(40)	(6.3)%	1)
Specified items	700	246
Excluding specified items	$1,332	$206	15.5%

	1Q18
($ in millions)	Pre-Tax Income	Taxes on Earnings	Tax Rate
As reported (GAAP)	$431	$22	5.0%	2)
Specified items	797	156
Excluding specified items	$1,228	$178	14.5%

1)             Reported tax rate on a GAAP basis for the first quarter of 2019 includes the impact of a $78 million reduction of the transition tax associated with the TCJA and approximately $65 million in excess tax benefits associated with share-based compensation.

2)             Reported tax rate on a GAAP basis for 2018 includes the impact of approximately $65 million in excess tax benefits associated with share-based compensation.

Abbott Laboratories and Subsidiaries

Non-GAAP Reconciliation of Adjusted Historical Revenue

First Quarter Ended March 31, 2019 and 2018

($ in millions) (unaudited)

	1Q19	1Q18			% Change vs. 1Q18
	Abbott	Abbott	Discontinued	Adjusted		Non-GAAP
	Reported	Reported	Business a)	Revenue	Reported	Reported	Organic b)

Total Company	7,535	7,390	(17)	7,373	2.0	2.2	7.1
U.S.	2,754	2,675	(17)	2,658	2.9	3.6	3.6
Int’l	4,781	4,715	—	4,715	1.4	1.4	9.0
Total Nutrition	1,792	1,756	(17)	1,739	2.0	3.0	6.7
U.S.	747	758	(17)	741	(1.5)	0.8	0.8
Int’l	1,045	998	—	998	4.7	4.7	11.1
Adult	763	762	(17)	745	0.1	2.4	6.8
U.S.	294	310	(17)	293	(5.5)	0.2	0.2
Int’l	469	452	—	452	3.9	3.9	11.1

a) Reflects sales related to a non-core product line within the U.S. Adult Nutrition business, which was discontinued during the third quarter 2018.

b) In order to compute results excluding the impact of exchange rates, current year U.S. dollar sales are multiplied or divided, as appropriate, by the current year average foreign exchange rates and then those amounts are multiplied or divided, as appropriate, by the prior year average foreign exchange rates.

Abbott Laboratories and Subsidiaries

Details of Specified Items

First Quarter Ended March 31, 2019

(in millions, except per share data)

(unaudited)

	Acquisition or Divestiture- related (a)	Restructuring and Cost Reduction Initiatives (b)	Intangible Amortization	Other (c)	Total Specifieds
Gross Margin	$19	$22	$486	$—	$527
R&D	(7)	(5)	—	(103)	(115)
SG&A	(43)	(2)	—	—	(45)
Other (income) expense, net	(3)	—	—	(10)	(13)
Earnings from Continuing Operations before taxes	$72	$29	$486	$113	700
Tax expense on Earnings from Continuing Operations (d)					246
Earnings from Continuing Operations					$454
Diluted Earnings per Share from Continuing Operations					$0.25

The table above provides additional details regarding the specified items described on page 11.

a)             Acquisition-related expenses include costs for tax and other services related to business acquisitions, integration costs which represent incremental costs directly related to integrating the acquired businesses and include expenditures for retention, severance, and the integration of systems, processes and business activities, and fair value adjustments to contingent consideration related to a business acquisition.

b)             Restructuring and cost reduction initiative expenses include severance, outplacement, inventory write-downs, asset impairments, accelerated depreciation, and other direct costs associated with specific restructuring plans and cost reduction initiatives. Restructuring and cost reduction plans consist of distinct initiatives to streamline operations including the consolidation and rationalization of business activities and facilities, workforce reductions, the transfer of product lines between manufacturing facilities, and the transfer of other business activities between sites.

c)              Other expense relates to the acquisition of an R&D asset and charges related to the impairment of certain assets.

d)             Reflects the net tax benefit associated with the specified items, a reduction in the transition tax associated with the TCJA and excess tax benefits associated with share-based compensation.

Abbott Laboratories and Subsidiaries

Details of Specified Items

First Quarter Ended March 31, 2018

(in millions, except per share data)

(unaudited)

	Acquisition or Divestiture- related (a)	Restructuring and Cost Reduction Initiatives (b)	Intangible Amortization	Other (c)	Total Specifieds
Gross Margin	$45	$18	$584	$—	$647
R&D	(16)	(2)	—	(25)	(43)
SG&A	(86)	(4)	—	—	(90)
Net foreign exchange (gain) loss	—	(1)	—	—	(1)
Debt extinguishment costs	—	—	—	(14)	(14)
Other (income) expense, net	(2)	—	—	—	(2)
Earnings from Continuing Operations before taxes	$149	$25	$584	$39	797
Tax expense on Earnings from Continuing Operations (d)					156
Earnings from Continuing Operations					$641
Diluted Earnings per Share from Continuing Operations					$0.36

The table above provides additional details regarding the specified items described on page 11.

a)             Acquisition-related expenses include costs for legal, accounting, tax, and other services related to business acquisitions, integration costs which represent incremental costs directly related to integrating the acquired businesses and include expenditures for consulting, retention, severance, and the integration of systems, processes and business activities, fair value adjustments to contingent consideration related to a business acquisition, and inventory step-up amortization.

b)             Restructuring and cost reduction initiative expenses include severance, outplacement, inventory write-downs, asset impairments, accelerated depreciation, and other direct costs associated with specific restructuring plans and cost reduction initiatives. Restructuring and cost reduction plans consist of distinct initiatives to streamline operations including the consolidation and rationalization of business activities and facilities, workforce reductions, the transfer of product lines between manufacturing facilities, and the transfer of other business activities between sites.

c)              Other expense relates to the acquisition of an R&D asset and the cost associated with the early extinguishment of debt.

d)             Reflects the net tax benefit associated with the specified items and excess tax benefits associated with share-based compensation.

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